EXHIBIT 99.2

Summary of Edwardsport IGCC Project Settlement Agreement

Overview

On April 16, 2010, Duke Energy Indiana filed the latest cost estimate update for the Edwardsport IGCC power plant with the Indiana Utility Regulatory Commission (IURC)

•                  Estimated project costs of $2.88 billion (a cost increase of $530 million from previous approved cost of $2.35 billion)

•                  Increase primarily the result of increases to project scope and design evolution

On September 17, 2010, Duke Energy Indiana announced it has reached an agreement with key parties on how the cost increase should be addressed for ratemaking purposes

•                  In addition to Duke Energy Indiana, parties to the settlement include the Indiana Consumer Counselor (Indiana’s representative of utility customers), the Duke Energy Indiana Industrial Group and Nucor Steel

•                  Agreement is subject to the approval of the IURC

Key Components of the Agreement

•                  Cap the level of project costs to be passed on to customers at $2.975 billion (hard cap)

•                  Any costs expended above this amount would be disallowed from rate recovery, except for force majeure events and increases in AFUDC above $160 million if such increases are outside of Duke’s control

•                  Increase authorized cost estimate from $2.35 billion to $2.76 billion (soft cap)

•                  Amounts spent in excess of the $2.76 billion and up to the hard cap of $2.975 are recoverable subject to a prudence review in the next general base rate increase request

•                  CWIP rider cash recovery continues up to $2.975 billion

•                  However, amounts collected for expenditures above the soft cap are subject to refund if any imprudence is demonstrated in a base rate increase request

•                  Customer rate mitigation

•                  Agreement lowers the plant’s customer rate increase (from a base of 2009) from an overall average 19 percent to 16 percent in 2013, the first full year after the plant is in service

•                  150 basis point reduction in its then applicable authorized return on equity (ROE) for amounts in excess of the most recent approved cost of $2.35 billion, resulting in a pre-tax charge to earnings of approximately $35 to $45 million in the third quarter 2010

•                  Reduces ROE from 10.5% to 9.0% on spend between $2.35 billion and $2.975 billion

•                  A reduction in depreciation expense charged to customers — estimated annual pretax impact of approximately $35 million (no earnings impact)

•                  Waiver of a commission-approved incentive related to deferred incomes taxes and capital structure — estimated annual pretax impact of approximately $25 million

•                  Duke Energy Indiana agrees to not file for a general electric base rate increase before March 1, 2012

Estimated Financial Impact Summary of Agreement

	Earnings			Cash Flow
($ in Millions)	2010	2011	2012	2010	2011	2012
Estimated pretax impact [Favorable/(Unfavorable)]
Reduction in depreciation expense	—	—	—	—	(35)	(35)
Waiver of deferred income tax incentive(1)	—	(25)	(25)	—	(25)	(25)
Reduction in ROE for project costs over $2.35 billion	(35-45)	—	—	—	—	(5)
Total annual impact	(35-45)	(25)	(25)	—	(60)	(65)

(1)	Deferred income tax incentive was scheduled to expire at the in-service date of the plant. Amount is subject to reduction depending upon timing of approval of CWIP rider recovery.

Project Status (as of August 31, 2010)

•                  618 MW IGCC facility

•                  In-service date of August 2012

•                  Total project is more than 70% complete

•                  Final engineering is over 90% complete

•                  Committed costs of over $2 billion

•                  Project has been awarded local, state and federal tax incentives totaling more than $460 million

Project Benefits

•                  Produce 10 times as much power as the existing plant at Edwardsport, yet with significantly less environmental emissions

•                  Become the first major new power plant built in Indiana in more than 20 years

•                  Generate marketable byproducts, such as sulfur and slag (benefits of byproduct sales to reduce customer bill impacts)

•                  Use less than one-tenth the amount of water per day compared to the current plant when it’s operating

•                  Replace 60-plus-year-old power-generating units with state-of-the art efficiency

•                  Job creation, as this is one of the largest construction projects ever undertaken in Indiana

Procedural Schedule (Next Steps)

•	October 6, 2010	Testimony is filed by settling parties on settlement agreement
•	October 22, 2010	Testimony is filed by parties opposing settlement agreement
•	November 12, 2010	Rebuttal testimony is filed by settling parties
•	November 29-30, 2010	Hearings on settlement agreement